Exhibit 10.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE CLEAR CHANNEL OUTDOOR HOLDINGS, INC. DERIVATIVE LITIGATION	) CONSOLIDATED ) ) C.A. No. 7315-CS

MEMORANDUM OF UNDERSTANDING

WHEREAS, this Memorandum of Understanding (“MOU”) is entered into as of March 28, 2013, by and among the Special Litigation Committee of the Board of Directors  of Clear Channel Outdoor Holdings, Inc. (the “SLC”) (acting for and on behalf of nominal defendant Clear Channel Outdoor Holdings, Inc. (“Outdoor” or the “Company”)) and the parties to the derivative action captioned In re Clear Channel Outdoor Holdings, Inc. Derivative Litigation, C.A. No. 7315-CS (the “Action”), pending before the Court of Chancery of the State of Delaware (the “Court”), to document the agreement in principle for the settlement of the Action on the terms and subject to the conditions set forth herein;
WHEREAS, on March 7, 2012, the City of Pinellas Park Firefighters Pension Board filed a complaint asserting derivative claims on behalf of the Company against certain of its current and former directors; its majority stockholder, Clear Channel Communications Inc. (“Clear Channel”); Bain Capital Partners, LLC; and Thomas H. Lee Partners, L.P. (collectively, the “Defendants”)1 with respect to a 2009 agreement to amend the Revolving Promissory Note, dated as of November 10, 2005, between Clear Channel Communications, Inc., as maker, and Outdoor, as payee, as amended by the first amendment dated as of December 23, 2009 (as may be further amended, the “Note”);

1 The term “Defendants” collectively refers to: Clear Channel Outdoor Holdings, Inc., Clear Channel Communications, Inc., Bain Capital Partners, LLC, Thomas H. Lee Partners, L.P., Margaret W. Covell, Blair E. Hendrix, Douglas L. Jacobs, Daniel G. Jones, Mark P. Mays, Randall T. Mays, Robert Pittman, Thomas R. Shepherd, Marsha M. Shields, Christopher M. Temple, Dale W. Tremblay, Scott R. Wells, and James C. Carlisle.

WHEREAS, on March 23, 2012, the NECA-IBEW Pension Trust Fund (“Plaintiff” and, together with the City of Pinellas Park Firefighter’s Pension Board, “Plaintiffs”) brought a nearly identical derivative action;
WHEREAS, on July 16, 2012, the Court consolidated the two derivative actions into this Action;
WHEREAS, in the operative complaint, Plaintiffs allege, among other things, that:

●	Clear Channel is overleveraged with debt arising from its 2008 $24 billion leveraged buyout arranged by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P.;

●	Clear Channel’s increased leverage has, in turn, increased its risk of default, thereby making it difficult for Clear Channel to raise capital;

●
In late 2009, to solve its liquidity issues, Clear Channel, as Outdoor’s controlling stockholder, forced Outdoor to agree to support and approve a $1 billion unsecured loan in the form of the Note at an “unreasonably low” interest rate of 9.25%;

●
The Note is integrated into the combined cash management systems of Clear Channel and Outdoor pursuant to which Clear Channel sweeps Outdoor’s cash accounts on a daily basis into a Clear Channel master account and Clear Channel provides funds to Outdoor on days that Outdoor’s disbursements exceed its collections;

●
As part of the cash management system, Outdoor records net amounts “due to” or “due from” Clear Channel on its consolidated balance sheets.  The Note permits Clear Channel to borrow up to $1 billion from Outdoor, and Clear Channel’s borrowings under the Note are unsecured such that Outdoor would be treated as a general unsecured creditor in the event of a Clear Channel bankruptcy;

●
The Note was originally due to expire by its own terms on August 10, 2010, and provided for an interest rate equal to the average one-month generic treasury bill rate.  On December 23, 2009, Clear Channel and Outdoor agreed to extend the Note through December 15, 2017, and to increase the interest rate to a rate that Plaintiffs allege is an “unreasonably low” interest rate; and

●
The Note is payable on demand and Outdoor could demand immediate repayment.  Nonetheless, Outdoor has unreasonably refused to demand repayment and instead allowed outstanding indebtedness under the Note to grow to $650 million;

WHEREAS, on April 4, 2012, the Board of Directors of Outdoor (the “Outdoor Board”) established and empowered the SLC to “investigate all matters related to the Litigation, review and evaluate the findings of such investigation,” and “take all actions as the Special Litigation Committee deems appropriate and in the best interests of the Corporation with respect thereto, including, without limitation, prosecution, control, and supervision of the Litigation by the Corporation including, if determined to be appropriate, its settlement”;
WHEREAS, the Outdoor Board’s resolutions further provide that the SLC’s determinations “shall be final and binding upon the Corporation and shall not be subject to review or approval by the [Outdoor] Board” and, to enable the SLC to fulfill its mandate, the Outdoor Board empowered the SLC to retain outside counsel and other advisors necessary or appropriate to perform its duties, at the Company’s expense;
WHEREAS, the SLC is composed of two independent members of the Outdoor Board, Christopher M. Temple and Douglas L. Jacobs, neither of whom was a member of the Outdoor Board at the time of the 2009 Note amendment and extension;
WHEREAS, to assist in its charge, the SLC retained Covington & Burling LLP and Potter Anderson & Corroon LLP as its legal advisors;

WHEREAS, on June 20, 2012, the SLC moved for a six-month stay (the “Stay”) of the proceedings in the Action to facilitate the SLC’s review, investigation, and determination with respect to Plaintiffs’ derivative claims;
WHEREAS, on July 10, 2012, Plaintiffs moved for partial summary judgment, arguing that the Outdoor Board breached its fiduciary duties by refusing to exercise its right to demand repayment and instead continuing to allow the loan to Clear Channel to grow to more than $700 million;
WHEREAS, on July 23, 2012, the Court granted the SLC’s Stay motion;
WHEREAS, on January 24, 2013, the Court granted a further 30-day extension of the Stay, expiring on February 25, 2013;
WHEREAS,  the SLC, with the assistance of counsel, engaged in an intensive evaluation and investigation of derivative claims asserted in the Action, and that investigation included (i) the collection and review of documents from (a) current and former employees, officers, and directors of each of Outdoor and Clear Channel, (b) employees of Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P., (c) members of the Special Committee of the Outdoor Board that approved the 2009 transaction (the “2009 Special Committee”), and (d) the 2009 Special Committee’s legal and financial advisors; (ii) the interviews, by the SLC’s counsel, of twenty-five witnesses (with SLC members attending and participating in six interviews of current or former members of the Outdoor Board); and (iii) the retention of an economic expert, Dr. Kenneth Lehn, a former Chief Economist of the Securities and Exchange Commission and a Professor at the Katz Graduate School of Business at the University of Pittsburgh, to assist and advise the SLC in its analysis; and (iv) legal analysis of the derivative claims;

WHEREAS, the SLC’s evaluation also took account of various prudential considerations, including the value of the settlement terms in contrast to what could be achieved through further litigation and the costs (financial and otherwise) of litigation;
WHEREAS, the SLC’s investigation is complete;
WHEREAS, in December 2012, the SLC, for and on behalf of Outdoor, and with the full power and authority delegated to it by the Outdoor Board, initiated discussions with certain of the Defendants to explore the prospects of settlement;
WHEREAS, the SLC developed a framework setting forth components of a potential settlement;
WHEREAS, the SLC consulted with Plaintiffs’ counsel regarding the status and findings of the SLC’s investigation and the possibility of settlement;
WHEREAS, the SLC provided Plaintiffs’ counsel with certain of the documents produced to the SLC in connection with its investigation and Plaintiffs’ counsel reviewed such documents;
WHEREAS, the SLC continued to negotiate with certain of the Defendants regarding the terms of a potential settlement within the framework developed by the SLC;
WHEREAS, the SLC discussed with Plaintiffs the levels within the SLC framework at which certain of the Defendants had proposed to settle;
WHEREAS, Plaintiffs retained investment banking and advisory firm Cypress Associates LLC to review and provide input regarding the proposed settlement terms;

WHEREAS, Plaintiffs stated they would not support a settlement at the levels proposed by Defendants, and thereafter informed the SLC of the levels within the SLC framework at which they would support a settlement;
WHEREAS, the SLC continued to consult with Plaintiffs and to negotiate with certain of the Defendants;
WHEREAS, the parties to the Action and the SLC have now reached an agreement in principle, set forth in this MOU, providing for the settlement of the Action between and among the SLC (for and on behalf of Outdoor), Plaintiffs, and Defendants on the terms and subject to the conditions set forth below (the “Settlement”);
WHEREAS, Plaintiffs’ involvement in the settlement negotiations was a factor in achieving the benefits received by Outdoor as a result of this settlement;
WHEREAS, Plaintiffs brought their claims in good faith and continue to believe that their claims have legal merit, and the entry by Plaintiffs into this MOU is not an admission as to a lack of any merit of any claims asserted or that could be asserted in the Action;
WHEREAS, on the basis of the information available to them, including publicly available information, their investigation, and certain non-public materials, Plaintiffs took into consideration the strengths and weaknesses of Plaintiffs’ claims and determined that the terms of the settlement set forth herein are fair, reasonable, and adequate, and in the best interests of the Company, and Plaintiffs believe that it is reasonable to seek approval of the settlement by the Court based upon the terms outlined herein and the substantial benefits and protections to be provided to the Company thereby;

WHEREAS, entry into this MOU by the SLC (for and on behalf of Outdoor) is not an admission as to the lack of any merit of any of the claims asserted or that could be asserted in the Action;
WHEREAS, each of the Defendants denies all allegations of wrongdoing or liability on his, her, or its respective part, and specifically maintains that he, she, or it has not committed any violation of law or breaches of fiduciary duty or engaged in any wrongdoing whatsoever, but solely to avoid the costs, disruption and distraction of further litigation, and without admitting the validity of any allegations made in the Action, or any liability with respect thereto, has concluded that it is desirable that the claims against him, her, or it be settled and dismissed on the terms reflected in this MOU; and
WHEREAS, the SLC and its counsel have taken into consideration the strengths and weaknesses of Plaintiffs’ claims, as well as the strengths and weaknesses of certain other potential claims identified by the SLC in the course of its investigation, and the SLC has determined that a settlement of the Action on the terms reflected in this MOU is fair, reasonable, adequate, and in the best interests of the Company and its minority stockholders, and confers a substantial benefit upon the Company and its minority stockholders;
NOW, THEREFORE, as a result of the foregoing, the negotiations among the SLC and Defendants, and the related consultations between counsel for the SLC and counsel for Plaintiffs, the SLC, on behalf of Outdoor, and the parties to the Action have agreed, subject to approval of the Court, as follows this 28th day of March, 2013:

1. Terms of Settlement.  Subject to the execution of a final stipulation of settlement as provided in Paragraphs 2-3 below and Court approval, the terms of the Settlement shall include the following:

A.
Immediate Draw-Down of Note Balance by Outdoor. Outdoor agrees that, not later than 30 calendar days following the approval of the Settlement, Outdoor will demand repayment of $200 million outstanding under the Note and declare a dividend in an equal amount to be paid simultaneously on the date the demand is paid.

B.
Outdoor and Clear Channel Agree to Amend Note Interest Rate. Outdoor and Clear Channel agree that the definition of “Contract Rate” set forth in the Note will be amended to provide that, in the event that (x) the outstanding balance (which shall be calculated on a daily basis) due under the Note exceeds $1.0 billion, the per annum rate of interest applicable to such excess balance (i.e., the amount that exceeds $1.0 billion) will be an amount equal to the Average Yield-to-Maturity for the series of Clear Channel Reference Notes that has the nearest future maturity date or (y) the Clear Channel Liquidity Ratio (as defined below) is, on an actual basis, less than 2.0x, the per annum rate of interest applicable to the entire balance outstanding under the Note will be an amount equal to the Average Yield-to-Maturity for the series of Clear Channel Reference Notes that has the nearest future maturity date; provided, however, that, (a) any Clear Channel Reference Note that has a maturity date less than 90 calendar days from the date of measurement shall be disregarded and (b) the Contract Rate shall in no event be less than 6.5%, nor greater than 20%.  Interest will be calculated by Clear Channel on the last day of each month using (x) daily Note balance amounts and (y) (if applicable) the Average Yield-to-Maturity for such month.

i.	“Average Yield-to-Maturity” shall mean the average yield to maturity for the applicable Clear Channel Reference Note during such month (using data reported by Bloomberg).
ii.	“Clear Channel Reference Notes” shall mean Clear Channel’s 5.5% Senior Notes Due 2014, 4.9% Senior Notes Due 2015, 5.5% Senior Notes Due 2016 and 6.875% Senior Debentures Due 2018.
C.	Outdoor to Establish Committee of Independent Directors with Authority to Demand Repayment Under the Note with Simultaneous Dividend of Such Proceeds.
a.
Outdoor agrees to establish a committee (the “Committee”) of the Outdoor Board for the specific purpose of monitoring the Note, and such Committee shall have the authority (pursuant to a Committee Charter, the “Charter”) to demand repayment under the Note under certain specified circumstances described below.  The members of the Committee shall be all then-serving independent and disinterested directors of Outdoor.  The Committee shall have the authority to retain and compensate (at Outdoor’s expense) independent legal counsel and an independent financial advisor as the Committee shall deem appropriate in order to perform its responsibilities.  The Committee’s authority shall be incremental to (as opposed to in place of) that of the full Outdoor Board, and the Outdoor Board shall always have the right and authority to make demands under the Note if it so desires and believes it to be in the best interests of Outdoor’s stockholders.

b.
Clear Channel agrees that, no later than the 16th calendar day of every month, Clear Channel will deliver to the Committee a report containing the following information compiled in good faith, in each case (x) calculated as of month’s end for the three preceding months; and (y) projected as of month’s end for the current month and the three succeeding months (the “Projection Period”) (for example, no later than February 16, 2013, Clear Channel would deliver a report reflecting calculations as of November 30, 2012; December 31, 2012; and January 31, 2013; and projections as of February 28, 2013; March 31, 2013; April 30, 2013; and May 31, 2013):

i.	Note balance.
ii.
Aggregate (a) Cash and cash equivalents set forth on Clear Channel’s balance sheet (excluding minority interests (e.g., Outdoor’s public stub) and Unavailable Cash (i.e., cash which is not accessible or restricted)) and (b) borrowing availability (including basket capacity) under any revolver or credit line of Clear Channel (collectively, “Clear Channel Liquidity”).

iii.
A calculation (the “Clear Channel Liquidity Ratio”) equal to (A) Aggregate (a) Cash and cash equivalents set forth on Clear Channel’s balance sheet (excluding minority interests (e.g., Outdoor’s public stub) and Unavailable Cash (i.e., cash which is not accessible or restricted)) and (b) borrowing availability (including basket capacity) under any revolver or credit line of Clear Channel (collectively, “Clear Channel Liquidity”) divided by (B) the amount that would be payable to non-affiliated holders of Outdoor’s common stock (the “Outdoor Public Share”) assuming (x) a demand by Outdoor of the aggregate amount outstanding under the Note and (y) a simultaneous dividend of the proceeds of such demand to the stockholders of Outdoor.

c.
Clear Channel agrees that at the same time as delivery of Clear Channel’s annual long-range forecast to the Clear Channel board of directors, but in all events no later than each July 1, Clear Channel will deliver to the Committee a report, compiled in good faith, containing projections for each of the metrics identified in subparagraphs b (i)-(iii) above and covering a period of three calendar years.  Projections for the current calendar year will be on a monthly basis.  Projections for the succeeding calendar years may track the periodicity of Clear Channel’s regular internal forecasting process, whether such forecasting is done on a quarterly, annual, or other basis.

d.
 Clear Channel agrees that it shall provide to the Outdoor Board (and the Committee if it so desires) an annual presentation on Clear Channel capital structure status and outlook/financing plan, with quarterly updates if requested by the Outdoor Board or the Committee.

e.
Clear Channel covenants and agrees that if at any time after the delivery of the report described in subparagraph b above, an event, circumstance or discovery were to occur (or is reasonably likely to occur) such that the previously-projected balances of the Note or Clear Channel Liquidity were to no longer be accurate in any material respect, then Clear Channel shall notify the Outdoor Board and the Committee as soon as reasonably practicable (provided that any event or circumstance which would result in the projected Clear Channel Liquidity Ratio being less than 2.0x or the projected Outdoor Public Share exceeding $114.0 million will require notification even if not material).

f.
Clear Channel agrees to calculate the actual Clear Channel Liquidity Ratio on a monthly basis.  If on any date the actual Clear Channel Liquidity Ratio falls below 2.0x (a “Liquidity Event”), Clear Channel shall notify the Outdoor Board and the Committee as soon as reasonably practicable.

g.	Outdoor’s Board shall grant the Committee the power and authority such that:
i.
if the Clear Channel Liquidity Ratio is projected to be less than 2.0x at any time during the Projection Period, then from the date the report is provided and for so long as Clear Channel continues to project that the Clear Channel Liquidity Ratio will fall below 2.0x at any time during the Projection Period, the Committee will be authorized by its Charter to give Notice of  Demand (as that term is defined below) and may give such Notice if it believes doing so is in the best interests of Outdoor (up to the full balance outstanding under the Note);

ii.
if Outdoor receives notice of a Liquidity Event, then from the date of such notice and for thirty (30) calendar days after each such Liquidity Event, the Committee will be authorized by its Charter to give Notice of Demand and may give such Notice if it believes doing so is in the best interests of Outdoor (up to the full balance outstanding under the Note);

iii.
if the Outdoor Public Share is projected to be greater than $114.0 million at any time during the thirty days after the delivery of the report, then from the date the report is provided and for so long as Clear Channel continues to project that the Outdoor Public Share will exceed $114.0 million, the Committee will be authorized by its Charter to give Notice of Demand and may give such Notice if it believes doing so is in the best interests of Outdoor (up to the amount required to bring the projected Outdoor Public Share down to $85.0 million); or

iv.
if the Outdoor Public Share is at any time greater than $114.0 million, then the Committee will be authorized by its Charter to give Notice of Demand and may give such Notice if it believes doing so is in the best interests of Outdoor (up to the amount required to bring the projected Outdoor Public Share down to $85.0 million);

in each such case provided that (a) the Committee  provides no fewer than twenty (20) and no more than thirty (30) calendar days’ notice that it is exercising its power and authority to make a demand for repayment (“Notice of Demand”); (b) Outdoor has the right and ability to declare a dividend equal to the amount so demanded; and (c) the Committee simultaneously declares a dividend equal to the amount so demanded, to be paid simultaneously with such repayment (the Charter shall include the power and authority to declare a dividend in this circumstance).
D.
Legal Counsel and Financial Advisors in Connection with Transactions Between Outdoor and Clear Channel.  In connection with any proposed intercompany transaction between Clear Channel and Outdoor for which the approval of a majority of the Outdoor Board’s independent directors is sought (including, without limitation, in connection with any transaction as to which independent director approval is required by contract or otherwise), Clear Channel shall agree to pay the fees and any expenses related to any independent counsel and/or independent financial advisor whom the independent directors in their sole discretion shall choose to retain.

E.	Payment of Attorneys’ Fees. Payment of attorneys’ fees and expenses as provided in Paragraph 11 below.

2. Stipulation of Settlement.  The SLC (for and on behalf of Outdoor) and the parties to the Action will use their best efforts to agree upon, execute, and present to the Court within 60 days of the execution of this MOU a formal stipulation of settlement (the “Stipulation”) and such other documents as may be necessary and appropriate to obtain the prompt approval by the Court of the Settlement and the dismissal with prejudice of the Action in the manner contemplated herein and by the Stipulation.  The SLC (for and on behalf of Outdoor) and the parties to the Action will present the Settlement to the Court of Chancery for hearing and approval as soon as reasonably practicable after the execution of the Stipulation and will use their best efforts to obtain Final Court Approval of the Settlement and the dismissal of the Action with prejudice as to all claims asserted or which could have been asserted against the Defendants in the Action and without costs to any party, except as expressly provided herein or as agreed to and reflected in the Stipulation.  As used herein, “Final Court Approval” of the Settlement means that the Court has entered an order approving the Settlement in accordance with the Stipulation, and that such order is finally affirmed on appeal or is no longer subject to appeal and the time to petition for reargument, appeal, or review, by leave, writ of certiorari, or otherwise, has expired.  The first date by which Final Court Approval has been obtained shall be the “Effective Date.”
3. Stipulation Provisions.  In addition to the terms of the Settlement as set forth in Paragraph 1 of this MOU, the Stipulation shall include, among other things, the following provisions:

A.
An acknowledgement of the derivative nature of the claims asserted in this action and a customary general release (i) by Plaintiffs and the SLC (on behalf of Outdoor) of the following parties, in connection with any and all claims related to the subject matter of the lawsuit from the beginning of time through the date of the Stipulation:  all current and former directors of Outdoor, all Defendants, and any and all of their respective employers, parent entities, controlling persons, principals, affiliates or subsidiaries and each and all of their respective past or present officers, directors, partners, stockholders, representatives, employees, attorneys, financial or investment advisors, consultants, accountants, investment bankers, commercial bankers, agents, heirs, executors, trustees, personal representatives, estates, administrators, predecessors, successors, assigns, insurers, reinsurers) (the “Defendant Released Parties”); and (ii) by Defendants of Plaintiffs and the members of the SLC (together with Defendant Released Parties, the “Released Parties”) and their respective counsel in connection with any claims related to the institution, prosecution, or settlement of the claims asserted in the lawsuit.

B.
a statement that the Releases contemplated by this MOU extends to claims that the SLC (on behalf of Outdoor), Plaintiffs, and Defendants (the “Releasing Parties”) did not know or suspect to exist at the time of the release, which if known, might have affected the decision to enter into this release.  The Releasing Parties shall be deemed to have waived any and all provisions, rights, and benefits conferred by any law of the United States, any law of any state, or principle of common law which governs or limits a person’s release of unknown claims.  The Releasing Parties shall be deemed to relinquish, to the full extent permitted by law, the provisions, rights, and benefits of Section 1542 of the California Civil Code which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

C.
a statement that the Releasing Parties shall also be deemed to have waived any and all provisions, rights, and benefits conferred by any law of any state of the United States or principle of common law, which is similar, comparable, or equivalent to California Civil Code Section 1542.  The Releasing Parties acknowledge that they may discover facts in addition to or different from those that they now know or believe to be true with respect to the subject matter of the Releases, but that it is their intention to fully, finally, and forever settle and release any and all claims released hereby, known or unknown, suspected or unsuspected, which now exist or heretofore existed, from the beginning of time to the date of the Stipulation, without regard to the subsequent discovery or existence of such additional or different facts.

D.
the form, content and manner of providing notice of settlement to Outdoor’s stockholders, subject to Court approval (when approved by the Court, the “Notice”).  Outdoor shall be responsible for providing the Notice to stockholders in the manner provided in the Stipulation and approved by the Court, and shall pay all reasonable costs and expenses incurred in providing the Notice, including any costs and expenses associated with any additional copies of the notice requested by record holders of Outdoor stock (whether for purpose of providing the Notice to beneficial owners or otherwise);

E.	a requirement for entry of a judgment dismissing the Action, subject to Final Court Approval and pursuant to Court of Chancery Rule 23.1, with prejudice on the merits; and
F.	such other terms and conditions as are customary or appropriate to the Settlement contemplated herein.
4.
Conditions.  This MOU and the Stipulation shall be null and void and of no force and effect, unless otherwise agreed to by the parties hereto pursuant to the terms hereof, if (i) the Settlement is terminated pursuant to the terms of the Stipulation, or (ii) the Settlement does not obtain Final Court Approval for any other reason.  If the Settlement is terminated pursuant to the terms of the Stipulation, or the Settlement does not obtain Final Court Approval for any other reason, this MOU and the Stipulation shall not be deemed to prejudice in any way the respective positions of the SLC (acting for and on behalf of Outdoor, with the full power and authority delegated to it by the Outdoor Board), the Plaintiffs, or any Defendant with respect to the Action.  In such event, and consistent with the applicable evidentiary rules, none of this MOU, the Stipulation, their contents, or the existence of either shall be admissible in evidence or shall be referred to for any purpose in the Action or in any other proceeding, except in connection with any claim for breach of this MOU or the Stipulation and damages flowing therefrom to Outdoor or the Plaintiffs and their counsel.

5. Related Actions.  If any action is currently pending or is later filed in state or federal court asserting any of the Released Claims prior to Final Court Approval of the proposed Settlement, Plaintiffs and the SLC shall use best efforts in working with Defendants to  prevent, stay, or seek the dismissal of such claims, and to oppose entry of any interim or final relief in favor of plaintiffs in any other action in any other forum against any of the Defendants that challenges the Settlement or otherwise involves any of the Released Claims.  In the event that any final injunction, decision, order, judgment, determination or decree is entered or issued by any court or governmental entity prior to Final Court Approval of the proposed Settlement that would make consummation of the Settlement in accordance with the terms of this MOU unlawful or that would restrain, prevent, enjoin or otherwise prohibit consummation of the Settlement, Defendants reserve the right to withdraw from the Settlement.  In addition, in the event that any preliminary or temporary injunction, decision, order, determination, or decree (an “Interim Order”) is entered or issued by any court or governmental entity prior to Final Court Approval of the proposed Settlement that would restrain, prevent, enjoin or otherwise prohibit consummation of the Settlement, then, notwithstanding anything herein to the contrary, defendants shall have no obligation to consummate the Settlement unless and until such Interim Order expires or is terminated or modified in a manner such that consummation of the Settlement in accordance with the terms of this MOU would no longer be restrained, prevented, enjoined or otherwise prohibited.

6. Execution.  This MOU will be executed by counsel for the SLC (acting for and on behalf of Outdoor, with the full power and authority delegated to it by the Outdoor Board), the Plaintiffs, and the Defendants, each of whom represent and warrant that they have the authority from their client(s) to enter into this MOU and bind their client(s) thereto with respect to the particular matters that their respective clients have agreed to herein.  Plaintiffs represent and warrant that they have been stockholders of Outdoor continuously from December 18, 2009 to the present, that as of the date hereof they continue to hold their stock in the Company, that they shall continue to hold their stock in the Company through the Effective Date, and, if requested by the SLC or any Defendant, shall provide written proof thereof before execution of the Stipulation.
7. Governing Law.  This MOU, the Stipulation, and the Settlement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to Delaware’s principles governing choice of law.  The parties to this MOU agree that any dispute arising out of or relating in any way to this MOU, the Stipulation, or the Settlement shall not be litigated or otherwise pursued in any forum or venue other than the Delaware Court of Chancery (or, if the Delaware Court of Chancery lacks jurisdiction, a court located in Delaware with jurisdiction), and the parties hereto expressly waive any right to demand a jury trial as to any such dispute.

8. Modifications. This MOU may be modified or amended only by a writing, signed by all of the signatories hereto, that refers specifically to this MOU.
9. Not an Admission of Liability.  The provisions contained in this MOU shall not be deemed a presumption, concession or admission by any party to this MOU of any fault, liability, wrongdoing, or any infirmity or weakness of any claim or defense, as to any facts or claims that have been or might be alleged or asserted in the Action (including any facts or claims identified by the SLC in the course of its investigation), or any other action or proceeding that has been, will be, or could be brought, and shall not be interpreted, construed, deemed, invoked, offered, or received in evidence or otherwise used by any person in the Action, or in any other action or proceeding, whether civil, criminal or administrative, for any purpose other than as provided expressly herein.
10. Binding Effect.  The parties hereto intend this MOU to be a binding agreement, and this MOU shall be binding upon and inure to the benefit of the parties hereto and their respective agents, executors, heirs, successors, and assigns.

11. Fees and Expenses.  Plaintiffs’ counsel intend to petition the Court for an award of fees and expenses in connection with the Action.  Subject to the terms and conditions of this MOU, the terms and conditions of the Stipulation contemplated hereby, and the terms and conditions of the Settlement, Plaintiffs’ counsel will be paid an amount, if any, that is approved by Court order, in the aggregate for their fees and expenses in connection with the Action within five (5) business days after the later of this Court’s entry of (i) a final judgment and order dismissing the Action with prejudice (“Final Judgment”) or (ii) an order awarding such attorneys’ fees and expenses (“Fee and Expense Order”), notwithstanding the existence of any timely filed objections thereto, or potential for appeal therefrom, or collateral attack on the Settlement or any part thereof, subject to the obligation of Plaintiffs’ counsel to refund up to the full amount of fees and expenses if either the Final Judgment or the Fee and Expense Order is reversed or modified, but only to the extent required by such reversal or modification.  The full amount of fees and expenses awarded to Plaintiffs’ counsel, if any, pursuant to the Fee and Expense Order shall be paid by Clear Channel (including with respect to matters agreed to by, and under the sole control of, Outdoor (e.g., the establishment of the Committee and the powers granted to it pursuant to the Charter)), and Outdoor shall have no responsibility for payment of any such fees and expenses to Plaintiffs’ counsel.  Clear Channel and Outdoor acknowledge Plaintiffs’ counsel’s right to an award of fees and expenses as a result of their prosecution of this Action and the parties hereto agree to negotiate in good faith regarding the amount of such attorneys’ fees and expenses, if any.  Plaintiffs agree not to seek fees or expenses from the Court in excess of any amount negotiated and agreed to with counsel for Defendants, assuming such negotiations are successful and agreement is reached.  If the parties hereto are unable to reach agreement concerning such fees and expenses, any Defendant may oppose the amount of any application for fees and expenses made by Plaintiffs.  If the parties are unable to reach agreement regarding an award of fees and expenses, the parties intend to, and do, preserve all arguments in connection with any petition for attorneys’ fees and expenses by Plaintiffs’ counsel.  However, any failure by the parties to reach agreement in the Stipulation on an amount of fees and expenses, or by the Court to approve the amount of such fees, shall not affect the validity of the Settlement.  Except as provided herein, neither Plaintiffs nor Plaintiffs’ counsel shall seek any other fees, expenses or compensation relating to the Action, and Outdoor and Defendants shall bear no other expenses, costs, damages, or fees alleged or incurred by the Plaintiffs or by any of their attorneys, experts, advisors, agents, or representatives.

12. Execution By Counterparts.  This MOU may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which together shall constitute one and the same instrument.

 IN WITNESS WHEREOF, the undersigned parties, by and through their respective counsel, have executed this MOU effective as of the date set forth above.

DATED: March 28, 2013

OF COUNSEL:

Mark Lebovitch
Jeremy Friedman
Bernstein Litowitz Berger
  & Grossmann LLP
1285 Avenue of the Americas
New York, NY 10019
(212) 554-1400

Robert D. Klausner
Klausner, Kaufman, Jensen
  & Levinson
10059 Northwest 1st Court
Plantation, FL 33324
(954) 916-1202

Attorneys for Plaintiff City of Pinellas Park Firefighters Pension Board

GRANT & EISENHOFER  P.A.

By: /s/ Stuart M. Grant
Stuart M. Grant (#2526)
Michael J. Barry (#4368)
Nathan A. Cook (#4841)
123 Justison Street
Wilmington, DE 19801
(302) 622-7000

Attorneys for Plaintiffs City of Pinellas Park Firefighters Pension Board and NECA-IBEW Pension Trust Fund

Joseph E. White, III
Jonathan M. Stein
Lester R. Hooker
SAXENA WHITE, P.A.
2424 North Federal Hwy. Suite 257
Boca Raton, Florida 33431
(561) 394-3399

Attorneys for Plaintiff NECA-IBEW Pension Trust Fund

OF COUNSEL:

Michael Chertoff
Elaine W. Stone
COVINGTON & BURLING, LLP
1201 Pennsylvania Avenue, NW
Washington, DC  20004
(202) 662-6000

Jonathan M. Sperling
COVINGTON & BURLING, LLP
The New York Times Building
New York, NY  10018
(212) 841-1000

POTTER ANDERSON & CORROON LLP

By: /s/ Donald J. Wolfe, Jr.
Donald J. Wolfe, Jr. (#285)
Michael A. Pittenger (#3212)
Berton W. Ashman (#4681)
Samuel L. Closic (#5468)
Hercules Plaza – 6th Floor
1313 North Market
P.O. Box 951
Wilmington, DE  19899
(302) 984-6000

Attorneys for the Special Litigation Committee of the Board of Directors of Clear Channel Outdoor Holdings, Inc. (acting for and on behalf of Nominal Defendant Clear Channel Outdoor Holdings, Inc.)

ASHBY & GEDDES

By: /s/ Philip Trainer, Jr.
Philip Trainer, Jr. (#2788)
Toni-Ann Platia (#5051)
500 Delaware Avenue, 8th Floor
P.O. Box 1150
Wilmington, DE  19899
(302) 654-1888

Attorneys for Defendants Douglas L. Jacobs and Christopher M. Temple

OF COUNSEL:

Kevin B. Huff
Brendan J. Crimmins
KELLOGG, HUBER, HANSEN,
  TODD, EVANS & FIGEL, P.L.L.C.
1615 m Street, N.W., Suite 400
Washington, D.C.  20036
(202) 326-7900

Attorneys for Defendants Margaret W. Covell, Blair E. Hendrix,
Daniel G. Jones, Mark P. Mays, Randall T. Mays, Scott R. Wells,
James C. Carlisle, Clear Channel Communications, Inc.,
Bain Capital Partners, LLC, and Thomas H. Lee Partners, L.P.

SEITZ ROSS ARONSTAM & MORITZ LLP

By: /s/ Collins J. Seitz, Jr.
Collins J. Seitz, Jr. (#2237)
David E. Ross (#5228)
S. Michael Sirkin (#5389)
100 S. West Street, Suite 400
Wilmington, DE  19801
(302) 576-1600

Attorneys for Defendants Margaret W. Covell, Blair E. Hendrix,
Daniel G. Jones, Mark P. Mays, Randall T. Mays, Robert Pittman, Scott R. Wells,
James C. Carlisle, Clear Channel Communications, Inc.,
Bain Capital Partners, LLC, and Thomas H. Lee Partners, L.P.

Barry G. Sher Jodi Kleinick PAUL HASTINGS LLP 75 East 55th Street New York, NY 10022 (212) 318-6000 Attorneys for Defendant Robert Pittman

BOUCHARD MARGULES & FRIEDLANDER, P.A.

By: /s/ Andre G. Bouchard
Andre G. Bouchard (#2504)
222 Delaware Avenue, Suite 1400
Wilmington, DE  19801
(302) 573-3500

Attorneys for Defendants Thomas R. Shepherd, Marsha M. Shields, and Dale W. Tremblay

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